Exhibit 99.1

Marchex Provides Data Collected from Beta Launch of Local and Vertical Web Sites

SEATTLE, WA – August 8, 2006 Marchex, Inc. (NASDAQ: MCHX, MCHXP), today announced early results from the initial launch of its local and vertical Web sites which featured integrations from Marchex’s search technology and content aggregation engine, Open List (www.openlist.com).

Results from Local and Vertical Web Sites during the initial testing period:

On May 30, 2006, Marchex launched several locally and vertically focused Web sites into beta test mode that included integrations from Open List. The goal of the beta launch was two-fold: one, to increase usage by creating a useful and relevant consumer experience; and, two, to increase monetization. Marchex’s strategy to accomplish this goal was centered on leveraging its search technology platform to:

(i)	Dynamically populate these beta Web sites with targeted content, including product or service descriptions, ratings, expert third-party reviews, user-generated reviews, and other information specific to the context and location associated with each individual Web site. Marchex achieved this by treating the domain name of each Web site as a search keyword and, therefore, extending the appropriate relevant content and elements to its Web pages; and

(ii)	Provide a mechanism with which users could refine their search and quickly find specific information on their topic of interest. Marchex achieved this by providing users with search refinements that allowed them to discover specific information based on personal relevance. Examples include allowing the user, once they have searched for “New York hotel”, to drill down on their search by selecting additional elements such as neighborhood (Upper East side); price (under $300); and ambiance (luxurious, hip or romantic) to limit the results to data that is personally relevant.

The information below is based on internal logs:

Selected results and trends from 29 beta Web sites are as follows and represent data for the full month of July 2006 versus data for the average of the months of March, April and May 2006, which were the three months prior to launch. Marchex sites www.90210.com and www.lasvegasvacations.com were included in the initial beta launch, but were excluded from this data analysis due to certain unique characteristics and other testing initiatives.

Marchex selected July as a comparison month since implementation effects are likely to have taken place during the initial 30 days immediately post–launch:

Pageviews: Pageviews to these beta Web sites increased more than 175% for the month of July 2006 over the average pageviews for the months of March, April and May 2006. Specifically, pageviews for the month of July were more than 235% over the month of March, 270% over the month of April, and 90% over the month of May.

Revenue: Revenue from these beta Web sites increased more than 75% for the month of July 2006 over the average revenue for the months of March, April and May 2006. Specifically, revenue for the month of July was more than 70% over the month of March, 90% over the month of April, and 75% over the month of May.

Natural / Algorithmic Search Inclusion: Data indicates that many of the beta Web sites were indexed by algorithmic search engines, which Marchex believes was due to their deep, highly targeted content that specifically relates to the domain name associated with each Web site. For example, Marchex owns www.delis.com, which provides online users with comprehensive reviews and ratings on local delis throughout the United States. This Web site was listed in the algorithmic search listings of multiple major search engines in response to a user query on “delis”.

Direct Traffic and Associated Usage: Marchex believes that even when the beta Web sites were not indexed by algorithmic search engines, users who directly navigated to the Web sites found them more useful and subsequently interacted more with the site. This is supported by data that highlights an increase of more than 50% in both monthly pageviews and revenue across many such sites over prior monthly averages.

“We believe that our approach of leveraging technology to dynamically populate Marchex’s Web sites with targeted and unique information and to provide a deeper search experience is the right one and one which we can scale. While the initial data set is limited, given some of these early trends and results in the metrics provided today, our goal is to methodically launch as many of these integrated Web sites as is practical, knowing that the aggregate impact can lead to meaningful revenue growth and profit margin expansion,” said Peter Christothoulou, Marchex Chief Strategy Officer. “As we further develop our search technology and build a footprint in commercially focused verticals beyond our existing travel category, we will extend our approach and resources toward more of our Web sites, keeping in mind that there is a balance between overall content provided and monetization.”

While these results are encouraging, Marchex is focused on collecting additional data over a longer period of time and will provide feedback on such data when appropriate. A full list of the 29 vertical and local Web sites that made up this beta test group, in addition to www.90210.com and www.lasvegasvacations.com, can be found below.

ZIP Code:	www.90210.com - www.10041.com

Travel – Local:	www.lasvegasvacations.com

Restaurants – Local:	www.anaheimrestaurant.com - www.bestnewyorkrestaurant.com - www.laketahoefood.com - www.neworleansrestaurant.com - www.newyorkbagels.com - www.newyorkcuisine.com - www.newyorkdining.com - www.nycfood.com - www.rhodeislandfood.com - www.sanfranciscofinedining.com - www.santabarbarafood.com - www.seattlefinedining.com - www.sonomarestaurants.com

Restaurants – Generic:	www.burrito.com - www.chinesetakeout.com - www.delis.com - www.dimsum.net - www.frenchrestaurants.com - www.japaneserestaurant.com - www.restaurantonline.com - www.sushibar.com

Hotels – Local:	www.bostonmotels.com - www.chicagoluxuryhotels.com - www.chinahotelbookings.com - www.newyorkhotelrates.com - www.sanfranhotel.com - www.shanghaihotel.com - www.stmoritzresort.com

About Marchex, Inc.

Marchex (www.marchex.com) is a technology driven search and media company focused on vertical and local online traffic. Specifically, the company is focused on search marketing, local search, and direct navigation. Marchex’s platform of integrated performance-based advertising and search marketing services enables merchants to efficiently market and sell their products and services across multiple online distribution channels, including search engines, product shopping engines, directories and selected Web sites.

Forward looking statements:

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC.

For further information, contact:

Press:

Marchex Inc.

Mark S. Peterson

VP of Public Relations

206-331-3344

mark@marchex.com

Investor Relations:

Trevor Caldwell

VP of Investor Relations & Strategic Initiatives

206-331-3316

tcaldwell@marchex.com

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